UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2007

NEXCEN BRANDS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-27707	20-2783217
(Commission File Number)	(IRS Employer Identification No.)

1330 Avenue of the Americas, 40th Floor, New York, NY	10019-5400
(Address of Principal Executive Offices)	(Zip Code)

(212) 277-1100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Bill Blass Acquisition

On December 19, 2006, NexCen Brands, Inc., a Delaware corporation (the “Company”), and Blass Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Haresh Tharani (“H. Tharani”), Mahesh Tharani (“M. Tharani”), and Michael Groveman (“Groveman,” and together with H. Tharani and M. Tharani, the “Stockholders”), Bill Blass Holding Co., Inc. (“Holding”), Bill Blass Licensing Co., Inc. (“Licensing”) and Bill Blass International LLC (“International, and together with Holding and Licensing, the “Blass Entities”). On February 15, 2007, in connection with the closing of the acquisition described in Item 2.01 below, the Company entered into the following agreements:

The Company and the Stockholders entered into a voting agreement (the “Voting Agreement”). The Voting Agreement grants a power of attorney to a proxy holder designated by the Company’s board of directors to vote or act by written consent with respect to the Company’s common stock issued to the Stockholders in connection with the acquisition.

The Company, the Stockholders and DEHC (as defined below) entered into a registration rights agreement (“Registration Rights Agreement”) that provides that the Company will file a registration statement with 180 days of the Closing to register the shares of the Company’s common stock held by the Stockholders and the shares of the Company’s common stock underlying the Warrant (as defined below). Also, the Company has agreed to file additional registration statements (or post-effective amendments to the original registration statement) to register the resale of any additional shares issued pursuant to the earn-out (as described in Item 2.01).

At the Closing, International executed a licensing agreement for men’s and women’s denim with Designer License Holding Company, LLC (“DLHC”) that will replace International’s current denim license with The Resource Club Ltd and the current activewear license with Design and Source Holding Company, Ltd, both of which are controlled by H. Tharani. In addition, an affiliate of DLHC, Designer Equity Holding Company, LLC (“DEHC”) acquired a 10% interest in the subsidiary formed by the Company to own and operate the Blass Entities. The managing members of DEHC and DCHC are Timothy Fullum and Arnold Simon.

The Company issued a warrant to DEHC, to purchase up to 400,000 shares of the Company’s common stock at a per share exercise price of $ 8.89 (the “Warrant”). The Warrant was issued as consideration for DLHC entering into the licensing agreement with International. The term of the Warrant is ten years. The Warrant will vest in one-third installments to the extent that the royalty income of International equals or exceeds the target royalties set forth in the Warrant.

The foregoing descriptions of the Warrant, the Registration Rights Agreement and the Voting Agreement do not purport to be complete and are qualified in the entirety by the terms and conditions of each such agreement, which are filed as Exhibit 4.1, 4.2 and 9.1 to this report.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 15, 2007, the Company, through the Purchaser, completed the purchase of all of the outstanding capital stock of Holding (the “Acquisition”) for initial consideration of $54.6 million, all in accordance with the terms of the Purchase Agreement. This initial consideration consisted of cash of $39.1 million (subject to a working capital adjustment) and 2.2 million shares of common stock of the Company, which have an aggregate value of $15.5 million based on the average closing price of the Company’s common stock for ten consecutive days ending on (and including) the date the Purchase Agreement was signed. Also, the Purchase Agreement provides for an earn-out arrangement that will entitle the Stockholders to receive up to an additional $16.2 million of consideration, payable in early 2008. The additional consideration under the earn-out will equal the amount by which the royalties generated from the Bill Blass trademarks in fiscal year 2007 multiplied by 5.5 exceed $51.8 million, as adjusted for any working capital deficiency. The maximum total purchase price will not be greater than $70.8 million. A copy of the Purchase Agreement was filed previously as Exhibit 2.1 to eh Current Report filed by the Company on December 21, 2006.

Item 3.02 Unregistered Sales of Equity Securities

As consideration for the Acquisition described in Item 2.01 of this Current Report on Form 8-K, on February15, 2007, the Company issued 2.2 million shares of Company common stock to the Stockholders. In issuing these shares, the Company relied on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Also, on February 15, 2007, as discussed in Item 1.01 of this Current Report, the Company issued a warrant to purchase an aggregate of 400,000 shares of its common stock, at an exercise price of $8.89 per share, to DEHC. In issuing the warrant, the Company relied on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01  Other Events

On February 15, 2007, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The Company intends to provide the financial statements of Holding for the periods specified in Rule 3-05(b) of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Form 8-K.

(b) Pro Forma Financial Information

The Company intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Form 8-K/A within the time allowed for such filing by Item 9.01(b)(2) of this Form 8-K.

(d) Exhibits

4.1	Common Stock Warrant, dated February 15, 2007, issued by the Company to DEHC.

4.2	Registration Rights Agreement, dated February 15, 2007, by and among the Company, the Stockholders and DEHC.

9.1	Voting Agreement, dated February 15, 2007, by and between the Company and the Stockholders.

99.1	Press Release of NexCen Brands, Inc., dated February 15, 2007.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 21, 2007.

NEXCEN BRANDS, INC.

/s/ David Meister
By: David Meister Its: Senior Vice President and Chief Financial Officer